Exhibit 23.2

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors:
Petro Resources Corporation
Houston, Texas
     We consent to the incorporation in this Amendment No. 1 to the Registration Statement on Form SB-2/A of our report dated March 30, 2007, relating to the financial statements of Petro Resources Corporation as of and for the year ended December 31, 2006, our report dated April 27, 2007, relating to the statements of combined revenues and direct operating expenses of the oil & gas properties purchased by Petro Resources Corporation from Eagle Operating, Inc. (“Williston Basin Properties”), as well as the reference to Malone & Bailey, PC as experts.
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas
September 21, 2007